      As filed with the Securities and Exchange Commission on March 9, 1998
                                                      Registration No. _________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                        CLOVER COMMUNITY BANKSHARES, INC.
             (Exact name of registrant as specified in its charter)

   South Carolina                    6711                      Applied For
-------------------          -------------------             -----------------
  (State or other             (Primary Standard               (IRS Employer
    Jurisdiction                  Industrial                  Identification
of Incorporation or          Classification Code                   No.)
   Organization)                   Number)

     124 North Main Street                          James C. Harris, Jr.
  Clover, South Carolina 29710            President and Chief Executive Officer
         (803) 222-7660                           124 North Main Street
  (Address, including zip code,                Clover, South Carolina 29710
 and telephone number, including                      (803) 222-7660
   area code, of registrant's                  (Name, address and telephone
 principal executive offices and               number of agent for service)
  principal place of business)

                                    Copy to:
                              Neil E. Grayson, Esq.
                   Nelson Mullins Riley & Scarborough, L.L.P.
                        999 Peachtree Street, Suite 1400
                                First Union Plaza
                             Atlanta, Georgia 30309
                                 (404) 817-6000
                               Fax: (404) 817-6050

         Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and the effective time of the Reorganization Plan attached as Appendix A to the Proxy Statement/Prospectus forming a part of this Registration Statement.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [X]

                            CALCULATION OF REGISTRATION FEE

============================================================================================
     Title of Each          Amount                                               Amount of
  Class of Securities        to be           Proposed           Proposed       Registration
   to be Registered       Registered          Maximum            Maximum            Fee
                                          Offering Price        Aggregate
                                             Per Unit        Offering Price
============================================================================================


 Stock, $.01 Par Value   1,011,020 (1)       $6.47(2)       $6,541,299.40(2)     $1,929.68
============================================================================================

         (1) The shares being registered are proposed to be issued in a share exchange transaction at the rate of one share for each share of stock of Clover Community Bank (the "Bank").
         (2) Pursuant to Rule 457(f)(2), based upon the book value of the shares of common stock of the Bank, computed as of December 31, 1997.

                        CLOVER COMMUNITY BANKSHARES, INC.
                                   PROSPECTUS

                               -------------------

                              CLOVER COMMUNITY BANK
                                 PROXY STATEMENT
                          FOR A MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 20, 1998

             -------------------------------------------------------

         This Proxy Statement/Prospectus is furnished to shareholders of Clover Community Bank (the "Bank") in connection with the solicitation of proxies by the Board of Directors of the Bank for use at the Annual Meeting of Shareholders to be held April 20, 1998, at the time and place set forth in the accompanying Notice of Annual Meeting of Shareholders and at any adjournment thereof (the "Annual Meeting"). This Proxy Statement/ Prospectus and the enclosed form of proxy are being mailed to the shareholders of the Bank on or about April 1, 1998.

         At the Annual Meeting, shareholders will be asked to approve the reorganization of the Bank into a holding company structure (the "Reorganization") in accordance with the terms and conditions set forth in the Reorganization Agreement and Plan of Exchange dated as of March 9, 1998 (the "Reorganization Plan"), a copy of which is attached as Appendix A to this Proxy Statement/Prospectus. The Reorganization Plan provides for a statutory share exchange between the shareholders of the Bank and Clover Community Bankshares, Inc., a South Carolina corporation recently organized to serve as the holding company for the Bank (the "Holding Company"). At the effective date of the Reorganization, each outstanding share of common stock of the Bank will be exchanged, in a tax-free transaction, for one share of common stock of the Holding Company (the "Share Exchange"). After consummation of the Reorganization, the Bank will conduct its business as a wholly-owned subsidiary of the Holding Company in substantially the same manner and from the same offices as the Bank did before the Reorganization, and all current shareholders of the Bank will become shareholders of the Holding Company. See "The Proposed Reorganization."

         The Proxy Statement/Prospectus also serves as the prospectus for the Holding Company as it relates to the 1,011,020 shares of the Holding Company common stock, par value $0.01 per share, to be issued to the shareholders of the Bank in exchange for their shares of Bank common stock. The Holding Company has filed a Registration Statement under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of Company common stock to be issued in connection with the Reorganization.

         At the Annual Meeting, you also will vote on the election of all of the directors of the Bank for the coming year. All of the existing directors of the Bank have been nominated for reelection.

         The principal offices of the Bank and the Holding Company are 124 North Main Street, Clover, South Carolina 29710 (telephone: (803) 222-7660).
                          -----------------------------
THIS PROXY STATEMENT IS ALSO DEEMED UNDER FEDERAL SECURITIES LAWS TO BE A PROSPECTUS BY WHICH THE HOLDING COMPANY OFFERS THE COMMON STOCK WHICH YOU WILL RECEIVE IN THE REORGANIZATION. THIS IS THE REASON FOR THE STATEMENT IN BOLD-FACE TYPE BELOW WHICH IS REQUIRED ON ALL PROSPECTUSES.

         THE SHARES OF COMMON STOCK OF THE COMPANY TO BE ISSUED UNDER THE REORGANIZATION PLAN HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE COMMISSION NOR HAS THE COMMISSION OR ANY STATE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        --------------------------------

         The date of this Proxy Statement/Prospectus is April 1, 1998.

                        CLOVER COMMUNITY BANKSHARES, INC.
                                   PROSPECTUS

                      --------------------------------

                                 PROXY STATEMENT
                                       for
                        ANNUAL MEETING OF SHAREHOLDERS OF
                              CLOVER COMMUNITY BANK
                            TO BE HELD APRIL 20, 1998

                                TABLE OF CONTENTS

================================================================================

                                                                          Page
                                                                          ----

SUMMARY.....................................................................1

THE PROPOSED REORGANIZATION.................................................3

RIGHTS OF DISSENTING SHAREHOLDERS...........................................6

FEDERAL INCOME TAX CONSEQUENCES.............................................8

DIVIDENDS AND PUBLIC MARKET.................................................9

BUSINESS OF THE HOLDING COMPANY AND THE BANK...............................10

SUPERVISION AND REGULATION.................................................12

MANAGEMENT; ELECTION OF DIRECTORS..........................................17

PRINCIPAL SHAREHOLDERS OF THE BANK.........................................20

COMPLIANCE WITH THE SECURITIES EXCHANGE ACT OF 1934........................21

RESTRICTIONS ON TRANSFER OF STOCK
         RECEIVED BY CERTAIN INDIVIDUALS...................................21

DESCRIPTION OF COMMON STOCK................................................22

FINANCIAL STATEMENTS; REPORT ON FORM F-2...................................22

LEGAL MATTERS..............................................................23

INDEPENDENT PUBLIC ACCOUNTANTS.............................................23

OTHER MATTERS..............................................................23

         APPENDIX A: Reorganization Agreement and Plan of Exchange APPENDIX B: South Carolina Dissenters Rights Statute

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS, IN CONNECTION WITH THE OFFERS MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES IN ANY STATE OR OTHER JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS, NOR ANY OFFER, SOLICITATION OR DISTRIBUTION MADE HEREUNDER, SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                     SUMMARY

         The following is a summary of certain information contained in this Proxy Statement/Prospectus. This summary is not intended to be a complete statement of all material matters discussed herein and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement/Prospectus, the accompanying appendices, and the documents incorporated by reference. Shareholders are urged to review carefully the entire Proxy Statement/Prospectus, including the appendices and the other documents referred to herein.

ANNUAL MEETING

         Date, Time, and Place. The Annual Meeting will be held on April 20, 1998, commencing at 7:00 p.m. Eastern standard time at the Bank's principal office located at 124 North Main Street, Clover, South Carolina 29710.

         Purpose. At the Annual Meeting, the shareholders will be asked to approve the Reorganization pursuant to which the Bank will become a wholly-owned subsidiary of the Holding Company. In addition, shareholders will vote to elect directors of the Bank for a one-year term and until their successors are elected and qualified.

         Vote Required, Record Date, and Voting Rights. Approval of the Reorganization will require the affirmative vote of the holders of at least two-thirds of the Bank's outstanding stock. The Board of Directors of the Bank has fixed March 2, 1998 as the record date ("Record Date") for the determination of holders of Bank stock entitled to receive notice of and vote at the Annual Meeting. At the close of business on the Record Date, there were issued and outstanding 1,011,020 shares of Bank common stock entitled to vote at the Annual Meeting and there were 636 shareholders of record. Holders of Bank common stock are entitled to one vote for each share held of record upon each matter properly submitted at the Annual Meeting.

         The members of the Bank's Board of Directors believe that the Reorganization is in the Bank's shareholders' best interest because the Holding Company will have greater business and investment flexibility than the Bank. For example, the Holding Company can redeem its own shares, issue shares, and borrow money without regulatory approval, engage through non-bank subsidiaries in certain banking-related activities, and acquire other banks and thrifts. See "THE PROPOSED REORGANIZATION - Reasons for the Reorganization."

         The Bank's Board of Directors has unanimously approved the Reorganization and recommends that the shareholders vote in favor of approval. The Bank's directors and executive officers beneficially owned 18.7% of the Bank's outstanding common shares as of the Record Date, and they have indicated that they will vote their shares in favor of the Reorganization. If they vote in favor of the Reorganization, only 48% of the remaining shareholders need to vote in favor of the Reorganization to approve the plan.

         Shares represented by proxies properly signed and returned, unless subsequently revoked, will be voted in accordance with the instructions thereon. If a proxy is signed and returned without indicating any voting instructions, the shares represented by the proxy will be voted FOR approval of the Reorganization, FOR election of each of the nominees listed below under "Election of Directors," and in the discretion of the holders of the proxies on any other matters that may properly come before the Annual Meeting. Any proxy given pursuant to this solicitation may be revoked prior to the Annual Meeting by delivering an instrument revoking it or by delivering a duly executed proxy bearing a later date to the secretary of the Bank. A shareholder may elect to attend the Annual Meeting and vote in person notwithstanding the fact that such shareholder has a proxy outstanding, and such vote will act to revoke the previously executed proxy.

         All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement/Prospectus, will be paid by the Holding Company. In addition to solicitation by mail, directors, officers and regular employees of the Bank may solicit proxies by telephone or personal interview, for which they will receive no compensation in addition to their regular salaries.

         This Proxy Statement/Prospectus was first sent to shareholders of the Bank on or about April 1, 1998.


BUSINESS

         The Bank was incorporated under the laws of the State of South Carolina as a state chartered bank on August 18, 1987 and commenced operations on October 1, 1987. The Bank operates under the jurisdiction of the South Carolina State Board of Financial Institutions (the "South Carolina Bank Board"), and its deposits are insured by the Federal Deposit Insurance Corporation ("FDIC"). The Bank is not a member of the Federal Reserve System. The Bank engages in a general commercial banking business, emphasizing the banking needs of individuals and small to medium-sized business and professional concerns in its primary service area, and offers a full range of deposit services and short to medium-term commercial and other loans, as well as various other services from a single office in Clover, South Carolina. The Bank does not exercise trust powers nor offer brokerage or other fiduciary services at this time. See "BUSINESS OF THE HOLDING COMPANY AND THE BANK."

         The Holding Company was recently organized at the direction of the Bank and has not engaged in any active business operations. See "BUSINESS OF THE HOLDING COMPANY AND THE BANK."

         The principal executive offices of the Bank and the Holding Company are located at 124 North Main Street, Clover, South Carolina 29710. The telephone number is (803) 222-7660.

OPERATION OF THE BANK AND HOLDING COMPANY AFTER THE REORGANIZATION

         If the Reorganization is consummated, the Bank will continue to operate as a state chartered banking association and engage in the same business and activities in which it is presently engaged. No change in the officers or directors of the Bank will occur as a result of the Reorganization and no change in the ownership of the Bank will occur except any changes as a result of existing shareholders exercising their dissenter's rights. The Holding Company will be operated as a bank holding company under the federal Bank Holding Company Act of 1956 and the bank holding company laws of South Carolina. See "BUSINESS OF THE COMPANY AND THE BANK," "SUPERVISION AND REGULATION," and "ELECTION OF DIRECTORS."

RIGHTS OF DISSENTING SHAREHOLDERS

         If the Reorganization is consummated, shareholders who dissent will be entitled, upon compliance with the provisions of Chapter 13 of Title 33 of the Code of Laws of South Carolina (the "South Carolina Dissenters Rights Statute") to receive the value of their shares in cash. See "RIGHTS OF DISSENTING SHAREHOLDERS" and Appendix B.

EFFECT OF REORGANIZATION ON THE BANK'S SHAREHOLDERS

         If the Reorganization is consummated, the Bank's shareholders' common stock will be exchanged for shares of common stock of the Holding Company. Shareholders should consider carefully the differences in their rights as shareholders of the Bank and their rights as shareholders of the Holding Company. For instance, unlike the Bank, the Holding Company's Board of Directors may authorize the issuance of capital stock without the approval of the South Carolina State Board of Financial Institutions (the "South Carolina Bank Board"), and such stock may be issued for property or services as well as for cash. Although the Holding Company currently has no current plans to do so, unlike the Bank, the Holding Company is permitted to borrow from third party institutions and pledge all of the Bank's stock as collateral. If the Holding Company were to borrow such funds, pledge the Bank stock, and default on the loan, the Holding Company could forfeit the Bank stock. Except as otherwise described in this Proxy Statement/Prospectus, Holding Company shareholders will have rights generally comparable to their present rights as shareholders of the Bank. See "THE PROPOSED REORGANIZATION - Effect of Reorganization on the Bank's Shareholders." Also see "DESCRIPTION OF COMMON STOCK" for a description of certain significant features of the Holding Company's and Bank's common stock; and "RESTRICTIONS ON TRANSFER OF STOCK RECEIVED BY CERTAIN INDIVIDUALS" for a description of resale restrictions applicable to certain holders of Holding Company stock under the Securities Act of 1933 (the "Securities Act").

REGULATORY APPROVALS

         Before the proposed Reorganization is consummated, the Bank and the Holding Company must notify the South Carolina Bank Board and the Board of Governors of the Federal Reserve System (or its lawful delegate) ("Federal Reserve"). If the Reorganization meets certain criteria established by the Federal Reserve (which the Bank believes it will meet), the Reorganization can be consummated 30 days after the Federal Reserve receives this notice. Notice applications will be filed with each of such regulatory authorities in the near future.

TAX CONSEQUENCES AND ACCOUNTING TREATMENT

         Under applicable provisions of the Internal Revenue Code of 1986, as amended ("Code"), no gain or loss will be recognized for federal income tax purposes by the Bank, the Holding Company, or the Bank's shareholders who receive solely stock of the Holding Company in connection with the proposed Share Exchange. No ruling to that effect will be requested from the Internal Revenue Service. Cash received by shareholders who exercise their dissenters' rights will be treated as amounts distributed in redemption of their shares and will be taxable under the provisions of Section 302 of the Code as either ordinary income or capital gain or loss, depending upon the circumstances of the individual shareholder. See "FEDERAL INCOME TAX CONSEQUENCES." The Holding Company intends to account for the Reorganization under the "pooling of interests" method of accounting.

                           THE PROPOSED REORGANIZATION

REORGANIZATION AGREEMENT AND PLAN OF EXCHANGE

         The description of the Reorganization set forth in this section does not purport to be complete and it is qualified in its entirety by reference to the Reorganization Plan and Plan of Reorganization which is attached hereto as Appendix A.

DESCRIPTION OF THE REORGANIZATION

         The Holding Company is a corporation organized under the laws of the State of South Carolina. If the Bank's shareholders approve the Reorganization, the Bank's holding company reorganization will be accomplished pursuant to a statutory share exchange between the Bank and the Holding Company. The share exchange will be effective and the Reorganization will be consummated as of the date specified in the certificate of share exchange issued by the South Carolina Secretary of State's office.

         At the effective date of the Reorganization, each outstanding share of common stock of the Bank will be exchanged, in a tax-free transaction, for one share of common stock of the Holding Company. After consummation of the Reorganization, the Bank will conduct its business as a wholly-owned subsidiary of the Holding Company in substantially the same manner and from the same offices as the Bank did before the Reorganization, and all current shareholders of the Bank will become shareholders of the Holding Company.

         As a result of the Reorganization, the Bank's shareholders will become shareholders of the Holding Company instead of the Bank, the Bank will continue to exist as a wholly-owned subsidiary of the Holding Company. The articles of incorporation, bylaws, corporate identity, charter, and officers and directors of the Bank will not be changed as a result of the Reorganization. The Reorganization will be accounted for as a pooling of interests.

         The Holding Company was recently organized at the direction of the management of the Bank to accomplish the Reorganization. The Bank's directors are also the directors of the Holding Company and, currently, the sole shareholders of the Holding Company. In connection with the Reorganization, the Holding Company will redeem the directors' stock in the Holding Company for the same consideration paid by them for such stock.

REASONS FOR THE REORGANIZATION

         The members of the Bank's Board of Directors believe the Reorganization is in the best interest of the Bank's shareholders because the Holding Company will have greater business and investment flexibility than the Bank in several areas.

         First, the Bank can raise capital only by selling unissued shares of its stock. It must obtain regulatory approval to sell those shares, and such sales would dilute shareholders' ownership. The Holding Company, on the other hand, can borrow funds to make capital contributions to the Bank. The Bank can repay such loans with dividends paid from the Bank to the Holding Company, and the Holding Company can eliminate the dividends in computing its taxable income if it and the Bank file a consolidated tax return. If the Holding Company prefers to raise money by issuing stock, it can do so without regulatory approval, subject to federal and state securities law requirements. At the present time, the Bank has no plans to raise additional capital through the Holding Company.

         Second, except in certain unusual circumstances, the Bank is not permitted to purchase its own stock or to lend money secured by its own stock. The Holding Company may, within limits, redeem its own stock, and the Bank, as the Holding Company's subsidiary, may, within limits, make loans secured by Holding Company stock.

         Third, the Holding Company can, either directly or through nonbanking subsidiaries, engage in a wider variety of banking-related activities than the Bank. These activities include providing data processing services for the Bank; leasing buildings and equipment to the Bank; offering discount brokerage services; providing credit life and other types of insurance; and arranging commercial real estate equity financing. See "BUSINESS OF THE HOLDING COMPANY AND THE BANK" and "SUPERVISION AND REGULATION." Although there are no plans at the present time for the Holding Company to engage in such activities, the Board of Directors believes that the holding company structure will allow the Bank to become more responsive to its customers' broadening and changing financial needs.

         In summary, the Bank's Board of Directors believes that the greater business and investment capabilities of the Holding Company will enable the Bank to compete more effectively with other financial institutions and will help place the Bank in a better position for future growth.

CONDITIONS TO THE REORGANIZATION

         The Reorganization has been unanimously approved by the Boards of Directors of the Bank and the Holding Company. Consummation of the Reorganization is conditioned upon approval by holders of two-thirds of the outstanding shares of the Bank as required by law, and upon the receipt of any required approvals from regulatory agencies, including the South Carolina Bank Board and the Federal Reserve.

TERMINATION

         The Reorganization Plan may be terminated at any time before the Effective Date if:

                  (1) the number of shares of common stock of the Bank voted against the Reorganization, or in respect of which written notice is given purporting to dissent from the Reorganization, shall make consummation of the Reorganization unwise in the opinion of the Bank's Board of Directors;

                  (2) any act, suit, proceeding or claim relating to the Reorganization has been instituted or threatened before any court or administrative body; or

                  (3) the Bank's Board of Directors determines that the Reorganization is inadvisable.

SURRENDER OF CERTIFICATES

         Upon consummation of the Reorganization on the Effective Date, the Bank's shareholders will be furnished instructions for surrendering their present stock certificates and for replacing any lost, stolen or destroyed certificates. As of the Effective Date, each certificate representing common stock of the Bank will be deemed to evidence the right to receive Holding Company stock as provided by the Reorganization Plan. However, under the terms of the Reorganization Plan, shareholders who do not surrender their Bank stock certificates will not be issued certificates representing the shares of Holding Company common stock they may be entitled to receive and will not be paid dividends or other distributions. Any such dividends or distributions which such shareholders would otherwise receive will be held, without interest, for their accounts until surrender of their Bank stock certificates.

SHAREHOLDER APPROVAL

         The affirmative vote of the holders of at least two-thirds of the outstanding shares of the Bank's common stock entitled to vote at the Annual Meeting is required for approval of the Reorganization Plan. On the Record Date for determination of shareholders entitled to notice of and to vote at the Annual Meeting, the outstanding voting securities of the Bank consisted of 1,011,020 shares of common stock, with the registered holders thereof being entitled to one vote per share.

EFFECT OF REORGANIZATION ON THE BANK'S SHAREHOLDERS

         Generally. If the Reorganization is consummated, the Bank's shareholders will become holders of the same number of shares of Holding Company common stock as the number of shares of Bank common stock they held prior to the Reorganization, and their respective percentage ownership interest in the Holding Company will be identical to their respective percentage ownership interest in the Bank (except to the extent that such ownership interest may be increased by the retirement of shares from Bank shareholders who exercise their statutory right to dissent). After the Reorganization, the rights and privileges of former Bank shareholders will be governed by the provisions of the South Carolina Business Corporation Act rather than the provisions of Title 34 of the Code of Laws of South Carolina (the "South Carolina Bank Act"). Shareholders should carefully consider the differences between their rights as shareholders of the Holding Company and their rights as shareholders of the Bank. The principal differences are described below.

         Issuance of Additional Capital Stock. The South Carolina Bank Act provides that the issuance of stock by the Bank is subject to South Carolina Bank Act approval, and that Bank stock, except for certain limited exceptions, may be issued only for cash consideration. On the other hand, stock issuances by the Holding Company will not be subject to such regulatory approval and stock may be issued by the Holding Company for cash, other property, or services. The Bank's authorized capital stock consists of 3,000,000 shares of common stock, par value $1.25 per share, 1,011,020 shares of which are issued and outstanding. The authorized capital stock of the Holding Company consists of 10,000,000 shares of common stock, par value $.01 per share. After the Reorganization, 1,011,020 of these shares will be issued and outstanding (assuming that the Bank issues no additional shares before consummation of the Reorganization and that no shareholders exercise their statutory dissenters' rights), and 8,988,980 shares will be available for issuance without additional shareholder approval. The Bank's Board of Directors believes that the additional number of authorized but unissued Holding Company shares is advantageous because it will give the Holding Company flexibility in issuing additional shares as stock dividends, for raising additional equity capital, or for acquisitions without requiring a vote of the shareholders to amend the Holding Company's articles of incorporation to increase the authorized capital stock. At the present time, there are no plans or arrangements to issue additional shares.

         Voting Rights. In general, shareholders of both the Bank and the Holding Company are entitled to one vote per share of common stock. However, shareholders of the Bank currently have the right to cumulate their votes for directors, and, under the Holding Company's Articles of Incorporation, shareholders of the Holding Company will not have the right to vote cumulatively.

         Limitation of Liability. The Holding Company's Articles of Incorporation eliminate the liability of its directors for monetary damages to the corporation or its shareholders for breach of duty of a director, except for specified violations including breach of duty of loyalty, intentional misconduct, knowing violation of law, illegal payment of dividends, or any transaction from which a director derives an improper personal benefit. The Bank's Articles of Association do not contain a similar provision. The Holding Company's Bylaws provide or allow for indemnification of directors, officers and employees. The current Bylaws of the Bank contain a similar provision. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Holding Company pursuant to the foregoing provisions, the Holding Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         Consideration of Other Constituencies. The Holding Company's Articles of Incorporation provide that, in discharging the duties of their respective positions and in determining what is in the best interests of the Holding Company, the Board of Directors, committees of the Board of Directors, and individual directors, in addition to considering the effects of any actions on the Holding Company and its shareholders, may consider the interests of the employees, customers, suppliers, creditors, and other constituencies of the Holding Company and its subsidiaries, the communities and geographical areas in which the Holding Company and its subsidiaries operate or are located, and all other factors such directors consider pertinent. The Bank's Articles of Incorporation do not contain a similar provision.

         Qualifications of Directors. Under the Holding Company's Bylaws, no individual who is or becomes affiliated with another financial institution having branches or affiliates in York County, South Carolina shall be eligible to serve as a director if the Board of Directors determines that such involvement would not be in the Holding Company's best interests. The Bank's Bylaws do not contain a similar provision. However, a similar restriction exists under the Depository Institution Management Interlocks Act.

         Restrictions on Resale of Holding Company Stock. Persons who are "affiliates" of the Bank at the time that the Reorganization Plan is submitted to the Bank's shareholders for approval and persons who are or become "affiliates" of the Holding Company will be subject to restrictions on the resale of their shares of Holding Company common stock under the Securities Act. In addition, persons receiving Holding Company common stock in transactions not involving any public offering will be subject to similar restrictions. In contrast, affiliates of the Bank and persons receiving shares of Bank common stock in transactions not involving any public offering are not subject to those resale restrictions under the Securities Act because stock of a bank is exempt from the registration provisions of the Securities Act pursuant to Section 3(a)(2) thereof. See "RESTRICTIONS ON TRANSFER OF STOCK RECEIVED BY CERTAIN INDIVIDUALS."


                        RIGHTS OF DISSENTING SHAREHOLDERS

         If the Reorganization is consummated, shareholders who dissent will be entitled, upon compliance with the South Carolina Dissenters Rights Statute (Chapter 13 of Title 33 of the Code of Laws of South Carolina) to receive the value of their shares in cash. Set forth below is a summary of the procedures relating to the exercise of dissenters' rights under the South Carolina Dissenters Rights Statute. The following summary is qualified in its entirety by reference to the text of the South Carolina Dissenters Rights Statute set forth in Appendix B and to any amendments to such provisions that may be adopted after the date of this Proxy Statement/Prospectus. The provisions for exercising dissenters' rights are complex and must be complied with precisely. Any shareholder of the Bank intending to dissent from the proposed Reorganization should consult carefully the text of Appendix B and is also advised to consult legal counsel.

         Any shareholder of the Bank entitled to vote on the Reorganization has the right to dissent from the Reorganization and receive payment of the fair value of his shares of the Bank common stock upon compliance with the South Carolina Dissenters Rights Statute. A shareholder may not dissent as to less than all of the shares that he beneficially owns, regardless of the number of accounts maintained for the benefit of such shareholder. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such beneficial owner held of record by such nominee or fiduciary. A beneficial owner asserting dissenters' rights to shares held on his behalf must notify the Bank in writing of the names and addresses of the record holders of the shares, if known to him.

         Any Bank shareholder intending to assert dissenters' rights may not vote in favor of the Reorganization and must file a written notice of intent to demand payment for his shares (the "Objection Notice") with the corporate secretary of the Bank before the vote is taken at the Annual Meeting. The Objection Notice must state that the shareholder intends to demand payment for his shares of the Bank common stock if the Reorganization is effected. A vote against approval of the Reorganization will not, in and of itself, constitute an Objection Notice satisfying the requirements of Section 33-13-210 of the South Carolina Dissenters Rights Statute. If the Reorganization is approved by the Bank's shareholders at the Annual Meeting, each shareholder who has properly filed an Objection Notice will be notified by the Bank of such approval within 10 days after the Annual Meeting (the "Dissenters' Notice"). The Dissenters' Notice will (i) state where dissenting shareholders must (a) send the Payment Demand (as defined below) and (b) deposit their Bank common stock certificates (the "Certificates"); (ii) inform holders of uncertificated shares of the Bank common stock of the extent of any restrictions on the transferability of such shares; (iii) be accompanied by a form for demanding payment that includes the date of the first announcement to the news media or to shareholders of the terms of the proposed Reorganization; (iv) set a date by which (x) the Bank must receive the Payment Demand, which may not be fewer than 30 or more than 60 days after the date the Dissenters' Notice is delivered and (y) the Certificates must be deposited as instructed in the Dissenters' Notice, which may not be earlier than 20 days after the date the Payment Demand is received by the Bank; and (v) be accompanied by a copy of the South Carolina Dissenters Rights Statute. Within the time prescribed in the Dissenters' Notice, a shareholder electing to dissent must make a demand for payment (the "Payment Demand"), certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters' rights) acquired beneficial ownership of the shares of the Bank common stock before the date of this Proxy Statement/Prospectus (which is the date of the first announcement to the Bank's shareholders of the terms of the Reorganization) and deposit his Certificates in accordance with the terms of the Dissenter's Notice. Upon filing the Payment Demand and depositing the Certificates, the shareholder will retain all other rights of a shareholder until these rights are canceled or modified by the consummation of the Reorganization. Failure to comply substantially with these procedures will cause the shareholder to lose his dissenters' rights to payment for the shares. Consequently, any Bank shareholder who desires to exercise his rights to payment for his shares is urged to consult legal counsel before attempting to exercise such rights.

         As soon as the Reorganization is consummated, or upon receipt of a Payment Demand, the Company shall, pursuant to Section 33-13-250 of the South Carolina Dissenters Rights Statute, pay to each dissenting shareholder who has substantially complied with the requirements of the South Carolina Dissenters Rights Statute the amount that the Holding Company estimates to be the fair value of the shares of the Bank common stock plus accrued interest. Section 33-13-250 of the South Carolina Dissenters Rights Statute requires that payment be accompanied by (i) certain of the Bank's financial statements, (ii) a statement of the Holding Company's estimate of the fair value of the shares and an explanation of how the Holding Company's estimate of the fair value and the interest were calculated, (iii) notification of rights to demand additional payment, and (iv) a copy of the South Carolina Dissenters Rights Statute. As authorized by Section 33-13-270, the Holding Company may delay any payments with respect to any shares held by a dissenting shareholder which were not held by such shareholder on the date of this Proxy Statement/Prospectus of the terms of the Reorganization, unless the beneficial ownership devolved upon him by operation of law from a person who was the beneficial owner on such date. Where payments are so withheld, the South Carolina Dissenters Rights Statute requires the Holding Company, after the Reorganization, to send to the holder of such shares an offer to pay the holder an amount equal to the Holding Company's estimate of their fair value plus accrued interest, together with an explanation of the calculation of fair value and interest and a statement of the holder's right to demand additional payment under Section 33-13-280 of the South Carolina Dissenters Rights Statute.

         If the Reorganization is not consummated within 60 days after the date set for demanding payment and depositing Certificates, the Bank, within the 60-day period, will return the deposited Certificates and release any transfer restrictions imposed on the uncertificated shares. If, after returning deposited Certificates and releasing transfer restrictions, the Reorganization is consummated, the Bank must send a new Dissenters' Notice and repeat the payment demand procedure.

         If the dissenting shareholder believes that the amount paid by the Holding Company pursuant to Section 33-13-250 of the South Carolina Dissenters Rights Statute or offered under Section 33-13-270 of the South Carolina Dissenters Rights Statute is less than the fair value of his shares or that the interest due is calculated incorrectly, or if the Holding Company fails to make payment or offer payment (or, if the Reorganization has not been consummated, the Bank does not return the deposited Certificates or release the transfer restrictions imposed on uncertificated shares), within 60 days after the date set in the Dissenters' Notice, then the dissenting shareholder may within 30 days after (i) the Holding Company made or offered payment for the shares or failed to pay for the shares or (ii) the Bank failed to return deposited Certificates or release restrictions on uncertificated shares timely, notify the Holding Company in writing of his own estimate of the fair market value of such shares (including interest due) and demand payment of such estimate (less any payment previously received). Failure to notify the Holding Company in writing of any demand for additional payment within 30 days after the Holding Company made payment for such shares will constitute a waiver of the right to demand additional payment.

         If the Holding Company and the dissenting shareholder cannot agree on a fair price within 60 days after the Bank receives such a demand for additional payment, the Holding Company must institute judicial proceedings to fix (i) the fair value of the shares and (ii) the accrued interest. The Holding Company must make all dissenters whose demands for additional payment remain unsettled parties to the proceeding and all such parties must be served with a copy of the petition. The court may, in its discretion, appoint an appraiser to receive evidence and recommend a decision on the question of fair value. The court is required to issue a judgment for the amount, if any, by which the fair value of the shares, as determined by the court, plus interest, exceeds the amount paid by the Holding Company. If the Holding Company does not institute such proceeding within such 60-day period, the Holding Company shall pay each dissenting shareholder whose demand remains unsettled the respective amount demanded by each shareholder.

         The court will assess certain costs and expenses of such proceeding (including reasonable compensation for, and the expenses of, the appraiser) against the Holding Company, except that the court may assess such costs and expenses as it deems appropriate against any or all of the dissenting shareholders if it finds that their demand for additional payment was arbitrary, vexatious or otherwise not in good faith. The court may award fees and expenses of counsel and experts in amounts the court finds equitable (i) against the Holding Company if the court finds that the Holding Company did not comply substantially with the relevant requirements of the South Carolina Dissenters Rights Statute or (ii) against either the Holding Company or any dissenting shareholder, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith.

                         FEDERAL INCOME TAX CONSEQUENCES

         If the Share Exchange and related transactions take place as described in the Reorganization Plan and at least 50% of the Bank's outstanding common stock is exchanged for Holding Company common stock in the Share Exchange:

                  (1) The Share Exchange between the Bank and the Holding Company should qualify as a "reorganization" within the meaning of Sections 368(a)(1)(B) of the Code.

                  (2) Assuming the Share Exchange qualifies as a "reorganization," no gain or loss will be recognized by the Holding Company or the Bank as a result of the Share Exchange.

                  (3) Assuming the Share Exchange qualifies as a "reorganization," no gain or loss will be recognized by any shareholder of the Bank upon the exchange of his Bank common stock in the Share Exchange solely for Holding Company common stock.

                  (4) Cash received by a shareholder of the Bank who perfects his dissenters' rights will be treated as having been received by such shareholder in redemption of his Bank common stock, and such redemption will be taxable under the provisions of Section 302 of the Code as either ordinary income or capital gain or loss, depending upon the circumstances of the individual shareholder.

                  (5) Assuming the Share Exchange qualifies as a "reorganization," the aggregate tax basis of the Holding Company common stock received by a Bank shareholder will be the same as such shareholder's basis in the Bank common stock exchanged for such Holding Company common stock in the Share Exchange.

                  (6) Assuming the Share Exchange qualifies as a "reorganization," the holding period of the Holding Company common stock received in the Share Exchange by a Bank shareholder will include the period during which such shareholder held the Bank common stock exchanged for such Holding Company common stock, provided that such Bank common stock is held by such shareholder as a capital asset on the Effective Date.

         No ruling will be requested from the Internal Revenue Service concerning the tax consequences of the Share Exchange.

         The foregoing brief summary is not, and is not intended to be, a complete analysis of all the federal income tax consequences of the Share Exchange. SHAREHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISERS TO MAKE A PERSONAL APPRAISAL OF THE FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED TRANSACTION AND IN ORDER TO DETERMINE ANY STATE OR LOCAL TAX CONSEQUENCES OF THE SHARE EXCHANGE.

                           DIVIDENDS AND PUBLIC MARKET

         The Bank has paid an annual cash dividend since 1991. In 1997 and 1996, the Bank declared and paid cash dividends of $.50 and $.20 per share, respectively. In addition, in February 1998 the Bank paid a cash dividend of $.50 per share to all shareholders of record on February 1, 1998. The Holding Company's ability to pay any cash dividends to its shareholders will depend primarily on the Bank's ability to pay dividends to the Holding Company. The Bank is subject to regulatory restrictions on the payment of dividends, including a prohibition of payment of dividends from its capital. All dividends must be paid out of the undivided profits then on hand, after deducting expenses, including losses and bad debts. The Bank must also obtain approval from the South Carolina Bank Board prior to the payment of any dividends to the Holding Company. In addition, the Bank may not pay a dividend if, after paying the dividend, the Bank would be undercapitalized. See "SUPERVISION AND REGULATION--Capital Regulations" below.

         The Bank's common stock is not traded on any stock exchange or in the over-the-counter market, and there is no public trading market for the shares of the Bank's common stock. It is not anticipated that a market for the Holding Company's common stock will develop as a result of the Reorganization. Transactions in the common stock are limited and sporadic and are negotiated privately between the persons involved in these transactions. Management is not aware of the prices at which all shares of Common Stock have traded.

         As of the date of this Proxy Statement/Prospectus, there were 1,011,020 shares of Bank common stock outstanding held by approximately 636 shareholders of record, and 80 shares of Holding Company common stock outstanding held by eight shareholders of record. Upon consummation of the Reorganization, there will be 1,011,020 shares of Bank common stock outstanding (assuming that no shareholders exercise their statutory dissenters' rights), as holders of Bank common stock will become holders of Holding Company common stock.


                  BUSINESS OF THE HOLDING COMPANY AND THE BANK

GENERAL

         The Bank was incorporated under the laws of the State of South Carolina as a state chartered bank on August 18, 1987 and commenced operations on October 1, 1987. The Bank operates under the jurisdiction of the South Carolina Bank Board, and its deposits are insured by the Federal Deposit Insurance Corporation ("FDIC"). The Bank is not a member of the Federal Reserve System. The Bank engages in a general commercial banking business, emphasizing the banking needs of individuals and small to medium-sized business and professional concerns in its primary service area, and offers a full range of deposit services and short to medium-term commercial and other loans, as well as various other services from a single office in Clover, South Carolina. The Bank does not exercise trust powers nor offer brokerage or other fiduciary services at this time.

         The Bank offers the full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, NOW accounts, savings accounts, and other time deposits of various types ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates are tailored to the Bank's principal market area at rates competitive to those offered in the area. All deposit accounts are insured by the FDIC up to the maximum amount ($100,000 per depositor, subject to aggregation rules). The Bank solicits these accounts from individuals, businesses, associations and organizations, and governmental authorities.

         The Bank offers a full range of short to medium-term commercial, personal, and mortgage loans. Commercial loans include both secured and unsecured loans for working capital (including inventory and receivables), business expansion (including acquisition of real estate and improvements), and purchase of equipment and machinery. Personal (or consumer) loans include secured and unsecured loans for financing automobiles, home improvements, education, and personal investments. The Bank also offers mortgage loans secured by personal residences.

         The Bank offers travelers checks, safe deposit boxes, MasterCard and Visa accounts, ATM cards, and overdraft lines of credit to its customers. The Bank does not offer trust services. The Bank is a member of regional and national networks of automated teller machines that may be used by Bank customers in major cities throughout South Carolina and the United States, as well as in various cities worldwide.

MARKET AREA

         The Bank's primary service area includes the Clover community in York County, South Carolina. York County is located in the north central portion of South Carolina about 75 miles north of Columbia, South Carolina and just southwest of Charlotte, North Carolina. The county is bounded by North Carolina to the north, by Lancaster County to the east, by Cherokee County to the west, and by Chester County to the south. Clover is near the North Carolina line in the northwest corner of the county. According to the York County Economic Development Council, as of 1995 the population of York County was 141,302 people, and by the year 2000 the population of Clover is projected to be 19,368.

COMPETITION

         The Bank generally competes with other financial institutions through the selection of banking products and services offered, the pricing of services, the level of service provided, the convenience and availability of services, and the degree of expertise and the personal manner in which services are offered. South Carolina law permits statewide branching by banks and savings institutions, and many financial institutions in the state have branch networks. Consequently, commercial banking in South Carolina is highly competitive. Furthermore, as a consequence of legislation recently enacted by the United States Congress, out-of-state banks not previously allowed to operate in South Carolina may commence operations and compete in the Bank's primary service areas. Many large banking organizations currently operate in the respective market areas of the Bank, several of which are controlled by out-of-state ownership. In addition, competition between commercial banks and thrift institutions (savings institutions and credit unions) has been intensified significantly by the elimination of many previous distinctions between the various types of financial institutions and the expanded powers and increased activity of thrift institutions in areas of banking which previously had been the sole domain of commercial banks. Recent legislation, together with other regulatory changes by the primary regulators of the various financial institutions, has resulted in the almost total elimination of practical distinctions between a commercial bank and a thrift institution. Consequently, competition among financial institutions of all types is largely unlimited with respect to legal ability and authority to provide most financial services.

         The Bank faces increased competition from both federally-chartered and state-chartered financial and thrift institutions, as well as credit unions, consumer finance companies, insurance companies, and other institutions in the Bank's market area. Some of these competitors are not subject to the same degree of regulation and restriction imposed upon the Bank. Many of these competitors also have broader geographic markets and substantially greater resources and lending limits than the Bank and offer certain services such as trust banking that the Bank does not currently provide. In addition, many of these competitors have numerous branch offices located throughout the extended market area of the Bank which may provide these competitors with an advantage in geographic convenience that the Bank does not have at present. Such competitors may also be in a position to make more effective use of media advertising, support services, and electronic technology than can the Bank.

         Currently there are two other commercial banks operating in the community of Clover, which is the Bank's existing primary service area. There are eight other commercial banks, five credit unions, and one savings institutions operating in York County.

PROPERTIES

         The Bank's principal office is located at are 124 North Main Street, Clover, South Carolina. This office contains 7,000 square feet and currently houses all of the operations facilities of the Bank, as well as the Bank's executive offices and primary banking activities. The Bank believes this office is adequate to support its operations for the foreseeable future.

EMPLOYEES

         The Bank employs approximately 21 full-time employees. The Bank believes its relations with its employees are good.

LEGAL PROCEEDINGS

         In the ordinary course of operations, the Bank is party to various legal proceedings. Management does not believe that there is any pending or threatened proceeding against the Bank which, if determined adversely, would have a material effect on the business, results of operations, or financial position of the Bank.

BUSINESS AFTER CONSUMMATION OF THE REORGANIZATION

         Upon consummation of the Reorganization, the Bank will be operated as a wholly-owned subsidiary of the Holding Company. No significant changes are planned in either the management or the operations of the Bank, and the Bank will continue to be regulated as a South Carolina state-chartered banking association.


                           SUPERVISION AND REGULATION

          The Bank is, and the Holding Company will be, subject to state and federal banking laws and regulations which impose specific requirements or restrictions on and provide for general regulatory oversight with respect to virtually all aspects of operations. These laws and regulations are generally intended to protect depositors, not shareholders. To the extent that the following summary describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable laws or regulations may have a material effect on the business and prospects of the Bank. Beginning with the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") and following with the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), numerous additional regulatory requirements have been placed on the banking industry in the past several years, and additional changes have been proposed. The banking industry is also likely to change significantly as a result of the passage of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"). The operations of the Bank may be affected by legislative changes and the policies of various regulatory authorities. The Bank is unable to predict the nature or the extent of the effect on its business and earnings that fiscal or monetary policies, economic control, or new federal or state legislation may have in the future.

THE BANK

         General. The Bank operates as a state bank incorporated under the laws of the United States and subject to examination by the South Carolina State Board of Financial Institutions. The South Carolina Bank Board and the FDIC regulate or monitor virtually all areas of the Bank's operations, including security devices and procedures, adequacy of capitalization and loss reserves, loans, investments, borrowings, deposits, mergers, issuances of securities, payment of dividends, interest rates payable on deposits, interest rates or fees chargeable on loans, establishment of branches, corporate reorganizations, maintenance of books and records, and adequacy of staff training to carry on safe lending and deposit gathering practices. The South Carolina Bank Board requires the Bank to maintain certain capital ratios and will impose limitations on the Bank's aggregate investment in real estate, bank premises, and furniture and fixtures. The Bank is required by the South Carolina Bank Board to prepare quarterly reports on the Bank's financial condition and to conduct an annual audit of its financial affairs in compliance with minimum standards and procedures prescribed by the South Carolina Bank Board.

         Under FDICIA, all insured institutions must undergo regular on site examinations by their appropriate banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate as it deems necessary or appropriate. Insured institutions are required to submit annual reports to the FDIC and the appropriate agency (and state supervisor when applicable). FDICIA also directs the FDIC to develop with other appropriate agencies a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition or any other report of any insured depository institution. FDICIA also requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to: (i) internal controls, information systems, and audit systems; (ii) loan documentation; (iii) credit underwriting;
(iv) interest rate risk exposure; and (v) asset quality.

         Deposit Insurance. The FDIC establishes rates for the payment of premiums by federally insured banks and thrifts for deposit insurance. A separate Bank Insurance Fund ("BIF") and Savings Association Insurance Fund ("SAIF") are maintained for commercial banks and thrifts, respectively, with insurance premiums from the industry used to offset losses from insurance payouts when banks and thrifts fail. Since 1993, insured depository institutions like the Bank have paid for deposit insurance under a risk-based premium system. Under this system, until mid-1995 depositor institutions paid to BIF or SAIF from $0.23 to $0.31 per $100 of insured deposits depending on its capital levels and risk profile, as determined by its primary federal regulator on a semi-annual basis. Once the BIF reached its legally mandated reserve ratio in mid-1995, the FDIC lowered premiums for well-capitalized banks, eventually to $.00 per $100, with a minimum semiannual assessment of $1,000. However, in 1996 Congress enacted the Deposit Insurance Funds Act of 1996, which eliminated this minimum assessment. It also separated the Financial Corporation (FICO) assessment to service the interest on its bond obligations. The amount assessed on individual institutions, including the Bank, by FICO is in addition to the amount paid for deposit insurance according to the risk-related assessment rate schedule. Increases in deposit insurance premiums or changes in risk classification will increase the Bank's cost of funds, and there can be no assurance that such cost can be passed on the Bank's customers.

         Transactions With Affiliates and Insiders. The Bank is subject to the provisions of Section 23A of the Federal Reserve Act, which place limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. The aggregate of all covered transactions is limited in amount, as to any one affiliate, to 10% of the bank's capital and surplus and, as to all affiliates combined, to 20% of the bank's capital and surplus. Furthermore, within the foregoing limitations as to amount, each covered transaction must meet specified collateral requirements. Compliance is also required with certain provisions designed to avoid the taking of low quality assets.

         The Bank is also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibit an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with non-affiliated companies. The Bank is subject to certain restrictions on extensions of credit to executive officers, directors, certain principal shareholders, and their related interests. Such extensions of credit
(i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties, and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

         Dividends. The Bank is subject to regulatory restrictions on the payment of dividends, including a prohibition of payment of dividends from its capital. All dividends must be paid out of the undivided profits then on hand, after deducting expenses, including losses and bad debts. The Bank must also obtain approval from the South Carolina Bank Board prior to the payment of any dividends to its shareholders. In addition, under FDICIA, the Bank may not pay a dividend if, after paying the dividend, the Bank would be undercapitalized. See "--Capital Regulations" below.

         Branching. Under current South Carolina law, the Bank may open branch offices throughout South Carolina with the prior approval of the South Carolina Bank Board. In addition, with prior regulatory approval, the Bank is able to acquire existing banking operations in South Carolina. Furthermore, federal legislation has recently been passed which permits interstate branching. The new law permits out-of-state acquisitions by bank holding companies (subject to veto by new state law), interstate branching by banks if allowed by state law, interstate merging by banks, and de novo branching by banks if allowed by state law. However, in 1997 North Carolina passed legislation that, in effect, prohibits de novo branching by South Carolina banks into North Carolina until 1999. See "--Recent Legislative Developments."

         Community Reinvestment Act. The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, a financial institution's primary federal regulator (this is the FDIC for the Bank) shall evaluate the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility.

         Other Regulations. Interest and certain other charges collected or contracted for by the Bank are subject to state usury laws and certain federal laws concerning interest rates. The Bank's loan operations are also subject to certain federal laws applicable to credit transactions, such as the federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers; the Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution will be fulfilling its obligation to help meet the housing needs of the community it serves; the Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit; the Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies; the Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws. The deposit operations of the Bank also are subject to the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records, and the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve Board to implement that act, which governs automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

THE HOLDING COMPANY

         Because it will own the outstanding capital stock of the Bank, the Holding Company will be a bank holding company within the meaning of the Federal Bank Holding Company Act of 1956 (the "BHCA") and The South Carolina Bank Holding Company Act (the "South Carolina Act"). The activities of the Holding Company will also be governed by the Glass-Steagall Act of 1933 (the "Glass-Steagall Act").

         The BHCA. Under the BHCA, the Holding Company will be subject to periodic examination by the Federal Reserve and will be required to file periodic reports of its operations and such additional information as the Federal Reserve may require. The Holding Company's and the Bank's activities are limited to banking, managing, or controlling banks; furnishing services to or performing services for its subsidiaries; and engaging in other activities that the Federal Reserve determines to be so closely related to banking, managing, or controlling banks as to be a proper incident thereto.

         Investments, Control, and Activities. With certain limited exceptions, the BHCA requires every bank holding company to obtain the prior approval of the Federal Reserve before (i) acquiring substantially all the assets of any bank,
(ii) acquiring direct or indirect ownership or control of any voting shares of any bank if after such acquisition it would own or control more than 5% of the voting shares of such bank (unless it already owns or controls the majority of such shares), or (iii) merging or consolidating with another bank holding company.

         In addition, and subject to certain exceptions, the BHCA and the Change in Bank Control Act, together with regulations thereunder, require Federal Reserve approval (or, depending on the circumstances, no notice of disapproval) prior to any person or company acquiring "control" of a bank holding company, such as the Holding Company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more but less than 25% of any class of voting securities and either the Holding Company has registered securities under Section 12 of the Exchange Act (which the Holding Company will be required to do with respect to the Common Stock) or no other person will own a greater percentage of that class of voting securities immediately after the transaction. The regulations provide a procedure for challenge of the rebuttable control presumption.

         Under the BHCA, a bank holding company is generally prohibited from engaging in, or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in, nonbanking activities, unless the Federal Reserve Board, by order or regulation, has found those activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that the Federal Reserve Board has determined by regulation to be proper incidents to the business of a bank holding company include making or servicing loans and certain types of leases, engaging in certain insurance and discount brokerage activities, performing certain data processing services, acting in certain circumstances as a fiduciary or investment or financial adviser, owning savings associations, and making investments in certain corporations or projects designed primarily to promote community welfare.

         The Federal Reserve Board will impose certain capital requirements on the Holding Company under the BHCA, including a minimum leverage ratio and a minimum ratio of "qualifying" capital to risk-weighted assets. These requirements are described below under "--Capital Regulations." Subject to its capital requirements and certain other restrictions, the Holding Company will be able to borrow money to make a capital contribution to the Bank, and such loans may be repaid from dividends paid from the Bank to the Holding Company (although the ability of the Bank to pay dividends will be subject to regulatory restrictions as described below in "--The Bank--Dividends"). The Holding Company will also be able to raise capital for contribution to the Bank by issuing securities without having to receive regulatory approval, subject to compliance with federal and state securities laws.

         Source of Strength; Cross-Guarantee. In accordance with Federal Reserve Board policy, the Holding Company is expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances in which the Holding Company might not otherwise do so. Under the BHCA, the Federal Reserve Board may require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve Board's determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiary if the agency determines that divestiture may aid the depository institution's financial condition.

         Glass-Steagall Act. The Holding Company will also be restricted in its activities by the provisions of the Glass-Steagall Act, which will prohibit the Holding Company from owning subsidiaries that are engaged principally in the issue, flotation, underwriting, public sale, or distribution of securities. The interpretation, scope, and application of the provisions of the Glass-Steagall Act currently are being considered and reviewed by regulators and legislators, and the interpretation and application of those provisions have been challenged in the federal courts.

         South Carolina Act. As a bank holding company registered under the South Carolina Act, the Holding Company is subject to regulation by the South Carolina Bank Board. Consequently, the Holding Company must receive the approval of the South Carolina Bank Board prior to engaging in the acquisition of banking or nonbanking institutions or assets. The Holding Company must also file with the South Carolina Bank Board periodic reports with respect to its financial condition and operations, management, and intercompany relationships between the Holding Company and its subsidiaries.

CAPITAL REGULATIONS

         The federal bank regulatory authorities have adopted risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies and account for off-balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios in excess of the minimums. The Bank has not received any notice indicating that it will be subject to higher capital requirements. The current guidelines require all bank holding companies and federally-regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital. Tier 1 capital includes common shareholders' equity, qualifying perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangibles and excludes the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate term-preferred stock, and general reserves for loan and lease losses up to 1.25% of risk-weighted assets.

         Under these guidelines, banks' and bank holding companies' assets are given risk-weights of 0%, 20%, 50%, or 100%. In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight will apply. These computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property and, under certain circumstances, residential construction loans, both of which carry a 50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% rating, and direct obligations of or obligations guaranteed by the United States Treasury or United States Government agencies, which have a 0% rating.

         The federal bank regulatory authorities have also implemented a leverage ratio, which is equal to Tier 1 capital as a percentage of average total assets less intangibles, to be used as a supplement to the risk-based guidelines. The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank holding company may leverage its equity capital base. The minimum required leverage ratio for top-rated institutions is 3%, but most institutions are required to maintain an additional cushion of at least 100 to 200 basis points.

         FDICIA established a new capital-based regulatory scheme designed to promote early intervention for troubled banks which requires the FDIC to choose the least expensive resolution of bank failures. The new capital-based regulatory framework contains five categories of compliance with regulatory capital requirements, including "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." To qualify as a "well capitalized" institution, a bank must have a leverage ratio of no less than 5%, a Tier 1 risk-based ratio of no less than 6%, and a total risk-based capital ratio of no less than 10%, and the bank must not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level. Currently, the Bank qualifies as "well-capitalized."

         Under the FDICIA regulations, the applicable agency can treat an institution as if it were in the next lower category if the agency determines (after notice and an opportunity for hearing) that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice. The degree of regulatory scrutiny of a financial institution will increase, and the permissible activities of the institution will decrease, as it moves downward through the capital categories. Institutions that fall into one of the three undercapitalized categories may be required to: (i) submit a capital restoration plan; (ii) raise additional capital; (iii) restrict their growth, deposit interest rates, and other activities; (iv) improve their management; (v) eliminate management fees; or (vi) divest themselves of all or a part of their operations. Bank holding companies controlling financial institutions can be called upon to boost the institutions' capital and to partially guarantee the institutions' performance under their capital restoration plans.

         Effective January 1, 1997, the FDIC amended the risk-based capital standards to incorporate a measure for market risk to cover all positions located in a institution's trading account, and foreign exchange and commodity positions wherever located. The effect of the rule is that it requires any bank or bank holding company with significant exposure to market risk to measure the risk and hold capital commensurate with that risk. Since the Bank does not have any plans to engage in trading, foreign exchange, or commodity position activities, the rule is not expected to have an effect on the required Bank capital levels.

         These capital guidelines can affect the Bank in several ways. Rapid growth, poor loan portfolio performance, or poor earnings performance, or a combination of these factors, could change the Bank's capital position in a relatively short period of time, making an additional capital infusion necessary.

         Failure to meet these capital requirements would mean that a bank would be required to develop and file a plan with its primary federal banking regulator describing the means and a schedule for achieving the minimum capital requirements. In addition, such a bank would generally not receive regulatory approval of any application that requires the consideration of capital adequacy, such as a branch or merger application, unless the bank could demonstrate a reasonable plan to meet the capital requirement within a reasonable period of time.

ENFORCEMENT POWERS

         FIRREA expanded and increased civil and criminal penalties available for use by the federal regulatory agencies against depository institutions and certain "institution-affiliated parties" (primarily including management, employees, and agents of a financial institution, and independent contractors such as attorneys and accountants and others who participate in the conduct of the financial institution's affairs). These practices can include the failure of an institution to timely file required reports or the filing of false or misleading information or the submission of inaccurate reports. Civil penalties may be as high as $1,000,000 a day for such violations. Criminal penalties for some financial institution crimes have been increased to twenty years. In addition, regulators are provided with greater flexibility to commence enforcement actions against institutions and institution-affiliated parties. Possible enforcement actions include the termination of deposit insurance. Furthermore, FIRREA expanded the appropriate banking agencies' power to issue cease-and-desist orders that may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnifications or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets, rescind agreements or contracts, or take other actions as determined by the ordering agency to be appropriate.

RECENT LEGISLATIVE DEVELOPMENTS

         In the 1994 legislative session, South Carolina amended its bank holding act to allow nationwide interstate banking beginning in 1996. The Interstate Banking Act, passed by Congress in 1994, allows unrestricted interstate bank mergers, unrestricted interstate acquisition of banks by bank holding companies, and interstate de novo branching by banks if allowed by state law. In 1997, legislation was passed in North Carolina which provides that until June 1, 1999, an out-of-state bank, such as the Bank, could establish and maintain a de novo branch in North Carolina or acquire and maintain an existing branch from another bank only if the laws of the home state of the out-of-state bank contain reciprocal provisions permitting North Carolina banks to establish and maintain de novo branches or acquire branches from another bank in that state. South Carolina law does not contain such reciprocal provisions, and therefore the North Carolina legislation has the effect of prohibiting the Bank from establishing a de novo branch in North Carolina prior to June 1, 1999. From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. The Bank cannot predict whether any of these proposals will be adopted or, if adopted, how these proposals would affect the Bank.

EFFECT OF GOVERNMENTAL MONETARY POLICIES

         The earnings of the Bank will be affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Board's monetary policies have had, and will likely continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve Board have major effects upon the levels of bank loans, investments and deposits through its open market operations in United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.

                        MANAGEMENT; ELECTION OF DIRECTORS

         Each of the current eight directors of the Bank has been nominated for re-election. Set forth below is certain information about the nominees, including each nominee's age and position with the Bank. It is the intention of the persons named as proxies in the accompanying proxy to vote FOR the election of the nominees identified below to serve for a one-year term and until their successors are elected. If any nominee is unable or fails to accept nomination or election (which is not anticipated), the persons named in the proxy as proxies, unless specifically instructed otherwise in the proxy, will vote for the election in his stead of such other person as the Bank's existing Board of Directors may recommend.

         The directors shall be elected by a plurality of the votes cast at the Meeting. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes.

         THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINATED INDIVIDUALS.


       NAME                   AGE   DIRECTOR           BUSINESS EXPERIENCE
                                     SINCE            DURING PAST FIVE YEARS

Ruby M. Bennett               73     1987          Secretary and Treasurer,
                                                   Clover Knits, Inc. (contract
                                                   knitting); sister of H.
                                                   Marvin McCarter; aunt by
                                                   marriage of James C. Harris,
                                                   Jr.
Charles R. Burrell            61     1987          Vice President and General
                                                   Manager, Boyd Tire and
                                                   Appliance, Inc. (tire and
                                                   appliance retailer)
James C. Harris, Jr.          48     1987          President and Chief Executive
                                                   Officer, Clover Community
                                                   Bank; nephew by marriage of
                                                   Ruby M. Bennett and H. Marvin
                                                   McCarter
Herbert Kirsh                 68     1987          Chairman of the Board, Clover
                                                   Community Bank (since 1991);
                                                   previously owner and
                                                   President, Kirsh Department
                                                   Store (clothing store);
                                                   Representative South Carolina
                                                   Legislature
H. Marvin McCarter            67     1987          President, Versatile Knits,
                                                   Inc. (contract knitting);
                                                   brother of Ruby M. Bennett,
                                                   uncle by marriage of James C.
                                                   Harris, Jr.
James H. Owen, Jr.            46     1987          Attorney, Haselden, Owen and
                                                   Boloyan (law firm)
Gwen M. Thompson              44     1987          Cashier (since 1987), Senior
                                                   Vice President (since 1989),
                                                   and Corporate Secretary
                                                   (since 1990) Clover Community
                                                   Bank
William C. Turner             66     1987          Vice President, Clover
                                                   Builders Supply, Inc.; prior
                                                   thereto, Manager, Community
                                                   Cash Stores, Inc. of Clover,
                                                   South Carolina

COMPENSATION

         The following table shows the aggregate compensation paid by the Bank to its President during the past three fiscal years. No executives received aggregate compensation exceeding $100,000 in 1997.

                                                ANNUAL COMPENSATION(1)
NAME AND PRINCIPAL POSITION          YEAR        SALARY        BONUS             ALL OTHER COMPENSATION(2)
---------------------------          ----      ----------    ---------           -------------------------
James C. Harris, Jr.                 1997       $84,845       $12,000                    $3,400
President,                           1996       $81,120       $10,000                    $3,288
Chief Executive Officer and          1995       $78,000       $10,000                    $3,084
Director

(1)      Includes $2,545, $2,433, and $2,340, paid by the Bank in 1997, 1996 and
1995, respectively, in employer contributions to the Bank's 401K Plan; $855, $855, and $744, paid by the Bank in 1997, 1996 and 1995 for term life insurance premiums.

         In 1997, directors of the Bank were paid a fee of $325 (expected to be $350 in 1998) per month for attending directors' meetings.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

         The Bank, in the ordinary course of its business, makes loans to and has other transactions with directors, officers, principal shareholders, and their associates. Loans are made on substantially the same terms, including rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features. The Bank expects to continue to enter into transactions in the ordinary course of business on similar terms with directors, officers, principal shareholders, and their associates.

         During the Bank's last fiscal year, the Bank retained the law firm of Haselden, Owen and Boloyan, Clover, South Carolina, of which James H. Owen, Jr., a director of the Bank, is a partner. Since the Bank was founded, it has regularly retained this law firm as its counsel and proposes to continue such relationship in the current year.

BOARD MEETINGS AND COMMITTEES

         The Bank's board of directors held 32 meetings in 1997. All directors attended at least 75% of such meetings and the meetings of each committee of which they are members. The Board of Directors has established an Audit Committee and an Executive Committee. Information about the functions, members and meetings of those committees is set forth below.

         Audit Committee. The Audit Committee provides general oversight of financial reporting and of the adequacy of the internal controls of the Bank. The Audit Committee functions by meeting with the independent auditors and by contact with members and management concerned with financial and control functions. During 1997, the Audit Committee held one meeting. In 1997, the members of the Audit Committee were Charles R. Burrell, James H. Owen, Jr., H. Marvin McCarter, and Gwen M. Thompson.

         Executive Committee. The Executive Committee acts to review and recommend salary levels for top management positions, in addition to handling personnel matters. During 1997, the Executive Committee held two scheduled meetings. In 1997, the members of the Executive Committee were James H. Owen, Jr., Herbert Kirsh and Ruby M. Bennett.

         The Board has not established a nominating committee.

         Upon consummation of the Reorganization, the individuals serving as the directors of the Holding Company will be the same individuals serving as the directors of the Bank, and the only executive officer of the Holding Company will be James C. Harris, Jr.

EMPLOYEES' RETIREMENT SAVINGS PLAN

         The Bank has established the Clover Community Bank Employees' Retirement Savings Plan (the "Plan"), for the exclusive benefit of all eligible employees and their beneficiaries. Employees are eligible to participate in the Plan after attaining age 21, completing 12 months of service, and being credited with 1,000 hours of service during the eligibility computation period. Employees are allowed to defer their salary up to the maximum dollar amount determined by the federal government each year. The Bank will match compensation deferred by the employees up to 6% of their salary and can elect to make discretionary contributions as well. Employees are fully vested in both the matching and discretionary contributions after 6 years of service. Funds of the plan are invested in deposit instruments of the Bank at the same terms and prevailing market rates as those offered to others.

                       PRINCIPAL SHAREHOLDERS OF THE BANK

         The following table sets forth as of March 2, 1998, certain information as to those persons who were known to the Bank to be beneficial owners of more than 5% of the Bank's outstanding shares, and as to the Bank's shares beneficially owned by each director and all officers and directors as a group.

                                    Number of Shares           Percent of Class
Beneficial Owner                  Beneficially Owned(1)       Beneficially Owned
----------------                  ---------------------       ------------------
Ruby M. Bennett                        38,000(2)                     3.8%
Charles R. Burrell                     15,070(3)                     1.5%
James C. Harris, Jr.                   24,067(4)                     2.4%
Herbert Kirsh                          25,400(5)                     2.5%
H. Marvin McCarter                     42,700                        4.2%
James H. Owen, Jr.                     11,800(6)                     1.2%
Gwen M. Thompson                        1,650(7)                      .2%
William C. Turner                      28,400(8)                     2.8%
All directors and                     188,787                       18.7%
principal officers as
a group (9 person)

(1) Information relating to beneficial ownership of Common Stock is based upon "beneficial ownership" concepts set forth in rules of the SEC under Section 13(d) of the Securities Exchange Act of 1934. Under these rules a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within sixty days. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he has no beneficial interest. For instance, beneficial ownership includes spouses, minor children and other relatives residing in the same household, and trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal.

(2) Includes 400 shares owned by Mrs. Bennett's husband, as to which Mrs. Bennett disclaims beneficial ownership; and 2,000 shares owned by the Cary C. Boshamer Foundation, of which Mrs. Bennett is a trustee and secretary.
(3) Includes 11,070 shares owned by the Boyd Tire & Battery Services, Inc. Profit Sharing Plan, as to which Mr. Burrell, as trustee of the plan, disclaims beneficial ownership.
(4)      Includes 15,580 shares held in Mr. Harris' IRA account with Stephens,
         Inc.
(5) Includes 9,600 shares owned by Mr. Kirsh's wife; 400 shares owned by Mr. Kirsh's son as to which Mr. Kirsh disclaims beneficial ownership; and 400 shares owned by Mutual Investors of Clover, an investment club of which Mr. Kirsh is Secretary and Treasurer.
(6) Includes 2,800 shares owned by James H. Owen, Jr. Profit Sharing Plan; and 3,200 shares held in Mr. Owen's IRA account.
(7) Includes 50 shares owned by Ms. Thompson's daughter and 50 shares owned by Ms. Thompson's son.
(8) Includes 8,000 shares owned by the Clover Builders Supply, Inc. of which Mr. Turner is vice president and co-owner and as to which Mr. Turner disclaims beneficial ownership; 200 shares held by Mr. Turner as custodian for a grandson and 200 shares held by Mr. Turner as a custodian for a granddaughter, as to which Mr. Turner disclaims beneficial ownership; and 10,000 shares owned by Mr. Turner's wife, as to which Mr. Turner disclaims beneficial ownership.

               COMPLIANCE WITH THE SECURITIES EXCHANGE ACT OF 1934

         As required by Section 16(a) of the Securities Exchange Act of 1934, the Bank's directors, its executive officers and certain individuals are required to report periodically their ownership of the Bank's Common Stock and any changes in ownership to the Federal Deposit Insurance Corporation. Based on a review of Forms F-7, F-8 and F-8A and any representations made to the Bank, it appears that all such reports for these persons were filed in a timely fashion during 1997.

                        RESTRICTIONS ON TRANSFER OF STOCK
                         RECEIVED BY CERTAIN INDIVIDUALS

         Upon completion of the Reorganization, the Holding Company will have 1,011,020 shares of common stock outstanding, assuming no shareholders exercise their statutory dissenters' rights. The shares issued in the Reorganization will be freely tradable, without restriction or registration under the Securities Act, except for shares issued to "affiliates" of the Bank at the time the Reorganization is submitted to shareholders of the Bank for their approval and shares issued to persons who are or become "affiliates" of the Holding Company. These shares will be subject to resale restrictions under the Securities Act.

         An "affiliate" of a company is defined in Rule 144 under the Securities Act as a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the company. Rule 405 under the Securities Act defines the term "control" to mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the person whether through the ownership of voting securities, by contract, or otherwise.

         Securities held by affiliates may be eligible for sale in the open market without registration in accordance with the provisions of Rule 144 promulgated under the Securities Act. In general, under Rule 144 a shareholder (or shareholders whose shares are aggregated) who has beneficially owned for at least one year, but less than two years, shares privately acquired directly or indirectly from the Holding Company or from an "affiliate" (in general, a director, officer or controlling shareholder of the Holding Company), and persons who are affiliates of the Holding Company, are entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of common stock or the average weekly trading volume in the common stock during the four calendar weeks preceding the sale and may only sell such shares through unsolicited brokers' transactions. A shareholder who is not an affiliate of the Holding Company and has not been an affiliate for at least 90 days and who has beneficially owned shares of common stock for at least two years is entitled to sell such shares under Rule 144 without regard to the volume limitations and the other restrictions described above.

         Rule 144 also requires that the securities must be sold in "brokers' transactions," as defined in the Securities Act, and the person selling the securities may not solicit orders or make any payment in connection with the offer or sale of the securities to any person other than the broker who executes the order to sell the securities. This requirement may make the sale of the common stock of the Holding Company pursuant to Rule 144 difficult if no trading market develops in the Common Stock. The requirement does not apply to sales of restricted securities held by non-affiliates for at least two years or to sales by persons who were affiliates of the Bank at the time of the shareholder vote on the Reorganization who have held nonrestricted securities for at least two years (if they are not then affiliates of the Holding Company).

         In addition, the protections afforded by Rule 144 are available generally only if the Holding Company meets the requirement that adequate current public information be available with respect to it. That requirement is met generally if the Holding Company (i) has securities registered pursuant to
Section 12 of the Exchange Act or has securities registered pursuant to the Securities Act, and (ii) has been subject to the periodic reporting requirements of the Exchange Act for at least 90 days and has filed all reports required under specified sections of the Exchange Act for the preceding 12 months (or such shorter period as it is required to have filed such reports). The Holding Company will be subject to the registration requirements of the Exchange Act .

         Shares of the Bank's common stock held by affiliates of the Bank are not subject to resale restrictions under the Securities Act because bank stock, unlike stock of a holding company, is accorded exempt status under Section 3(a)(2) of the Securities Act.


                           DESCRIPTION OF COMMON STOCK

COMMON STOCK OF THE BANK

         The Bank is authorized by its articles of incorporation to issue up to 3,000,000 shares of common stock, par value $1.25 per share, 1,011,020 shares of which are issued and outstanding. All shares of Bank common stock are entitled to share equally in dividends from funds legally available therefor when, as and if declared by the Board of Directors, and upon liquidation or dissolution of the Bank, whether voluntary or involuntary, to share equally in the assets of the Bank available for distribution to shareholders. Each holder of common stock is entitled to one vote for each share held on all matters submitted to the shareholders and shareholders have the right to cumulative voting for the election of directors. The Bank's Articles of Association provide that shareholders do not have preemptive rights entitling shareholders to subscribe for additional shares of common stock in proportion to the number of shares owned in the event an increase in the common stock is authorized. There is no redemption right, sinking fund provision, or right of conversion in existence with respect to the common stock. All outstanding shares of stock of the Bank are fully paid and nonassessable.

COMMON STOCK OF THE HOLDING COMPANY

         The Holding Company is authorized by its articles of incorporation to issue 10,000,000 shares of common stock, par value $0.01 per share. Assuming that no shareholders of the Bank exercise their dissenters' rights, after the Reorganization there will be 1,011,020 shares of common stock issued and outstanding. All shares of common stock of the Holding Company are entitled to share equally in dividends from funds legally available therefor, when, as and if declared by the Board of Directors, and upon liquidation or dissolution of the Holding Company, whether voluntary or involuntary, to share equally in the assets of the Holding Company available for distribution to shareholders. Each holder of common stock is entitled to one vote for each share on all matters submitted to the shareholders. The shareholders have no preemptive rights, and there is no cumulative voting, redemption right, sinking fund provision, or right of conversion in existence with respect to the common stock of the Holding Company. All outstanding shares of common stock of the Holding Company will be fully paid and nonassessable.

                    FINANCIAL STATEMENTS; REPORT ON FORM F-2

         The Bank's annual report containing financial statements for the last three years, prepared in accordance with generally accepted accounting principles, accompany this Proxy Statement/Prospectus. The financial statements are being furnished as supplemental information only. They are not part of this Proxy Statement/Prospectus and are not incorporated herein by reference. Stockholders may obtain copies of the Bank's annual report on Form F-2 required to be filed with the Federal Deposit Insurance Corporation under 12 C.F.R. ss.
335.310 for the year ended December 31, 1997, free of charge by requesting such form in writing from Gwen M. Thompson, Senior Vice President and Chief Financial Officer Clover Community Bank, 124 North Main Street, Clover, South Carolina 29710.

                                  LEGAL MATTERS

         The legality of the shares of common stock of the Holding Company to be issued in the Reorganization has been passed upon by Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia.


                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Board has selected Donald G. Jones and Company, P.A., Certified Public Accountants with offices in Columbia, South Carolina, to serve as the Bank's independent certified public accountants for 1998. It is expected that representatives from this firm will be present and available to answer appropriate questions at the annual meeting, and will have the opportunity to make a statement if they desire to do so.


                                  OTHER MATTERS

         The management of the Bank knows of no matters other than those stated above which may be brought before the Annual Meeting. However, if any other matter or matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will vote such proxy in accordance with their judgment on such matters.

                                   APPENDIX A


                  REORGANIZATION AGREEMENT AND PLAN OF EXCHANGE

THIS REORGANIZATION AGREEMENT AND PLAN OF EXCHANGE (the "Reorganization Plan'), dated as of the March 9, 1998, is entered into between Clover Community Bank (the "Bank") and Clover Community Bankshares, Inc. (the "Holding Company").

                                    RECITALS:

The parties acknowledge the following to be true and correct:

1. The Bank is a state bank duly organized under the laws of the State of South Carolina and has its principal office and place of business in Clover, South Carolina. The Bank is authorized by its articles of incorporation to issue up to 3,000,000 shares of common stock, par value $1.25 per share, 1,011,020 shares of which are issued and outstanding.

2. The Holding Company is a corporation duly organized under the laws of the State of South Carolina, having its principal place of business in Clover, South Carolina. As of the Effective Date of the Share Exchange (as such terms are defined below), the Holding Company will have authorized and unissued 10,000,000 shares of common stock of a par value of $0.01 per share. In connection with the formation of the Holding Company, 80 shares of Holding Company common stock will be issued at $10 per share to the existing members of the Board of Directors of the Bank. All such shares will be redeemed at $10 per share upon the Effective Date.

3. The Board of Directors of the Bank and Holding Company desire to establish a holding company structure pursuant to which the Bank will become a wholly-owned subsidiary of the Holding Company.

4. A majority of the entire Board of Directors of each of the Bank and the Holding Company has deemed advisable a share exchange transaction between the Bank and the Holding Company (the "Share Exchange") in order to establish the holding company structure and has approved this Reorganization Plan and authorized its execution.


                  In consideration of the premises, the Bank and the Holding Company enter into this Reorganization Plan and prescribe the terms and conditions of the Share Exchange and the mode of carrying it into effect as follows:

                      ARTICLE I: THE ACQUIRING CORPORATION

                  The name of the acquiring corporation is Clover Community Bankshares, Inc. (the Holding Company). The entity whose shares will be acquired is Clover Community Bank (the Bank).

                ARTICLE II: TERMS AND CONDITIONS OF THE EXCHANGE

1. When the Share Exchange becomes effective, each issued and outstanding share of common stock of the Bank shall be exchanged for one share of common stock of the Holding Company. As a result of the Share Exchange, the Holding Company shall become the sole shareholder of the Bank and the Bank will continue in existence as a wholly-owned subsidiary of the Holding Company. The articles of incorporation, bylaws, corporate identity, charter, and officers and directors of the Bank will not be changed as a result of the Share Exchange. In addition, the 80 shares of Holding Company common stock issued at $10 per share to the existing members of the Board of Directors of the Bank in connection with the formation of the Holding Company will automatically be redeemed by the Holding Company on the Effective Date at $10 per share. Consequently, as a result of the Share Exchange, the existing shareholders of the Bank will become the only shareholders of the Holding Company and the Holding Company will have 1,011,020 shares of Common Stock issued and outstanding (assuming no exercise of dissenters rights).

2. Consummation of the Share Exchange is conditioned upon approval by holders of two-thirds of the outstanding shares of the Bank as required by law, and upon the receipt of any required approvals from regulatory agencies, including the South Carolina Board of Financial Institutions and the Federal Reserve.

3. The Reorganization Plan shall be submitted to the shareholders of the Bank for approval at a meeting to be called and held in accordance with the applicable provisions of law and the Articles of Incorporation and Bylaws of the Bank. The Bank and the Holding Company shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise, necessary for consummation of the Share Exchange at time provided herein.

4. Upon satisfaction of the requirements of law and the conditions contained in this Reorganization Plan, the Share Exchange shall become effective upon the filing of Articles of Share Exchange with the South Carolina Secretary of State (the "Effective Date").

5. If the Share Exchange becomes effective, the Bank and the Holding Company shall each pay their own expenses, if any, incurred in the proposed transaction. If the Share Exchange does not become effective, the Bank shall pay all reasonable and necessary expenses associated with the transaction proposed herein.

6. Any shareholder of the Bank who objects to the Share Exchange and who properly dissents from the Share Exchange pursuant to Chapter 13 of Title 33 of the Code of Laws of South Carolina shall have the rights of a "dissenting shareholder" and the right to receive cash for the value of such dissenting shares.



               ARTICLE III: MANNER AND BASIS OF EXCHANGING SHARES

         On the Effective Date:

1. Each share of common stock of the Bank issued and outstanding immediately prior to the Effective Date shall, without any action on the part of the holder thereof, be converted into the right to receive one share of capital stock of the Holding Company.

2. Each holder of common stock of the Bank shall cease to be a shareholder of the Bank and the ownership of all shares of the issued and outstanding common stock of the Bank shall thereupon automatically vest in the Holding Company as the acquiring corporation.

3. As of the Effective Date, until surrendered for exchange in accordance with this Reorganization Plan, each certificate theretofore representing common stock of the Bank will be deemed to evidence the right to receive Holding Company stock. However, shareholders who do not surrender their Bank stock certificates will not be issued certificates representing the shares of Holding Company common stock they may be entitled to receive and will not be paid dividends or other distributions. Any such dividends or distributions which such shareholders would otherwise receive will be held, without interest, for their accounts until surrender of their Bank stock certificates. The Holding Company shall not be obligated to deliver certificates for shares of Holding Company common stock to any former Bank shareholder until such shareholder surrenders his or her Bank stock certificates.

4. After the Effective Date, the Bank's shareholders will be furnished instructions for surrendering their present stock certificates and for replacing any lost, stolen or destroyed certificates.


                             ARTICLE IV: TERMINATION

            The Reorganization Plan may be terminated, in the sole discretion of the Bank's Board of Directors, at any time before the Effective Date if:

                  (1) the number of shares of common stock of the Bank voted against the Share Exchange, or in respect of which written notice is given purporting to dissent from the Share Exchange, shall make consummation of the Share Exchange unwise in the opinion of the Bank's Board of Directors;

                  (2) any act, suit, proceeding or claim relating to the Share Exchange has been instituted or threatened before any court or administrative body; or

                  (3) the Bank's Board of Directors determines that the Share Exchange is inadvisable.

         Upon termination by written notice as provided in this Article IV, this Reorganization Plan shall be void and of no further effect, and there shall be no liability by reason of this Reorganization Plan or the termination thereof on the part of either the Bank, the Holding Company, or the directors, officers, employees, agents or shareholders of either of them.


         IN WITNESS WHEREOF, the Bank and the Holding Company have caused this Reorganization Plan to be executed and attested in counterparts by their duly authorized officers and directors, and their corporate seals to be hereunto affixed as of the day and year first above written.

                                            CLOVER COMMUNITY BANK


                                            By:
                                               --------------------------------
                                               James C. Harris, Jr., President


                                            CLOVER COMMUNITY BANKSHARES, INC.


                                            By:
                                               --------------------------------
                                               James C. Harris, Jr., President

                                   APPENDIX B

            CHAPTER 13 OF THE SOUTH CAROLINA BUSINESS CORPORATION ACT


SECTION 33-13-101.  DEFINITIONS.
In this chapter:
(1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.
(2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 33-13-102 and who exercises that right when and in the manner required by Sections 33-13-200 through 33-13-280.
(3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objets, excluding any appreciation or depreciation in anticipation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. The value of the shares is to be determined by techniques that are accepted generally in the financial community.
(4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.
(5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
(6) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.
(7) "Shareholder" means the record shareholder or the beneficial shareholder.

SECTION 33-13-102.  RIGHT TO DISSENT.
         A shareholder is entitled to dissent from, and obtain payment of the fair value of, his shares in the event of any of the following corporate actions:
(1) communication of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 33-11-103 or the articles of incorporation and the shareholder is entitled to vote on the merger or
         (ii) if the corporation is a subsidiary that is merged with its parent under Section 33-11-104 or 33-11-108 or if the corporation is a parent that is merged with its subsidiary under Section 33-11-108;
(2) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are to be acquired, if the shareholder is entitled to vote on the plan;
(3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale must be distributed to the shareholders within one year after the date of sale;
(4) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:
         (i)      alters or abolishes a preferential right of the shares;
         (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;
         (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;
         (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or
         (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 33-6-104; or

(5) the approval of a control share acquisition under Article 1 of Chapter 2 of Title 35;
(6) any corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

SECTION 33-13-103.  DISSENT BY NOMINEES AND BENEFICIAL OWNERS.
(a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders.
(b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. A beneficial shareholder asserting dissenters' rights to shares held on his behalf shall notify the corporation in writing of the name and address of the record shareholder of the shares, if known to him.

SECTION 33-13-200.  NOTICE OF DISSENTERS' RIGHTS.
(a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.
(b) If corporate action creating dissenters' rights under Section 33-13-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in
         Section 33-13-220.

SECTION 33-13-210.  NOTICE OF INTENT TO DEMAND PAYMENT.
(a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) must give to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action. A vote in favor of the proposed action cast by the holder of a proxy solicited by the corporation shall not disqualify a shareholder from demanding payment for his shares under this chapter.
(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter.

SECTION 33-13-220.  DISSENTERS' NOTICE.
(a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 33-13-210(a).
(b) The dissenters' notice must be delivered no later than ten days after the corporate action was taken and must:
         (1) state where the payment demand must be sent and where certificates for certificated shares must be deposited;
         (2) inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received;
         (3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he or, if he is a nominee asserting dissenters' right on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date;
         (4) set a date by which the corporation must receive the payment demand, which may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than twenty days after the demand date; and

         (5)      be accompanied by a copy of this chapter.

SECTION 33-13-230.  SHAREHOLDERS' PAYMENT DEMAND.
(a) A shareholder sent a dissenters' notice described in Section 33-13-220 must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters' rights) acquired beneficial ownership of the shares before the date set forth in the dissenters' notice pursuant to Section 33-13-220(b)(3), and deposit his certificates in accordance with the terms of the notice.
(b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
(c) A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this chapter.

SECTION 33-13-240.  SHARE RESTRICTIONS.
(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for payment for them is received until the proposed corporate action is taken or the restrictions are released under
         Section 33-13-260.
(b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

SECTION 33-13-250.  PAYMENT.
(a) Except as provided in Section 33-13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who substantially complied with
         Section 33-13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.
(b)      The payment must be accompanied by:
         (1) the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;
         (2) a statement of the corporation's estimate of the fair value of the shares and an explanation of how the fair value was calculated;
         (3)      an explanation of how the interest was calculated;
         (4) a statement of the dissenter's right to demand additional payment under Section 13-33-280; and
         (5)      a copy of this chapter.

SECTION 33-13-260.  FAILURE TO TAKE ACTION.
(a) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation, within the same sixty-day period, shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 33-13-220 and repeat the payment demand procedure.

SECTION 33-13-270.  AFTER-ACQUIRED SHARES.
(a) A corporation may elect to withhold payment required by Section 33-13-250 from a dissenter as to any shares of which he (or the beneficial owner on whose behalf he is asserting dissenters' rights) was not the beneficial owner on the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement.
(b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter's right to demand additional payment under Section 33-13-280.

SECTION 33-13-280.  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER
(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate (less any payment under Section 33-13-250) or reject the corporation's offer under Section 33-13-270 and demand payment of the fair value of his shares and interest due, if the:
         (1) dissenter believes that the amount paid under Section 33-13-250 or offered under Section 33-13-270 is less than the fair value of his shares or that the interest due is calculated incorrectly;
         (2) corporation fails to make payment under Section 33-13-250 or to offer payment under Section 33-13-270 within sixty days after the date set for demanding payment; or
         (3) corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.
(b) A dissenter waives his right to demand additional payment under this subsection unless he notifies the corporation of his demand in writing under subsection (a) within thirty days after the corporation made or offered payment for his shares.

SECTION 33-13-300.  COURT ACTION.
(a) If a demand for additional payment under Section 33-13-280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
(b) The corporation shall commence the proceeding in the circuit court of the county where corporation's principal office (or, if none in this State, its registered office) is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office (or, if none in this State, the registered office) of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
(c) The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication, as provided by law.
(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

SECTION 33-13-310.  COURT COSTS AND COUNSEL FEES.
(a) The court in an appraisal proceeding commenced under Section 33-13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 33-13-280.
(b) The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

         (1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not comply substantially with the requirements of Sections 33-13-200 through 33-13-280; or
         (2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.
(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.
(d) In a proceeding commenced by the dissenters to enforce the liability under Section 33-13-300(a) of a corporation that has failed to commence an appraisal proceeding within the sixty-day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters' counsel against the corporation and in favor of the dissenters.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.   Indemnification of Directors and Officers.

         As permitted by the South Carolina Business Corporation Act, Article Six of the Registrant's Bylaws, filed as Exhibit 3(ii) hereto and incorporated by reference herein, provides for indemnification of directors and officers in certain instances.

Item 21.   Exhibits and Financial Statements Schedules.

         (a) The following exhibits are filed herewith, or, as noted, have previously been filed:

                  2.1 Reorganization Agreement and Plan of Exchange between Clover Community Bankshares, Inc. and Clover Community Bank (filed as Appendix A to the Proxy Statement/Prospectus)

                  3(i) Articles of Incorporation of Clover Community Bankshares, Inc.

                  3(ii)    Bylaws of Clover Community Bankshares, Inc.

                  5.1 Opinion of Nelson Mullins Riley & Scarborough, L.L.P. as to the legality of the securities being registered

                  21.1     Subsidiaries of the registrant

                  23.1 The consent of Nelson Mullins Riley & Scarborough, L.L.P. appears in its opinion filed as Exhibit 5.

                  24.1 Power of Attorney of certain officers and directors of Clover Community Bankshares, Inc. with respect to the execution of amendments to this Registration Statement (filed as part of Registration Statement signature page.)

                  99.1     Form of Proxy

                  99.2 Form of letter to Bank shareholders regarding the Annual Meeting

                  99.3     Form of notice of Bank shareholders

         (b)      Not applicable.

         (c)      Not applicable.

------------------------

Item 22.   Undertakings.

         (a) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                  (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 of the Securities Act will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b)      Not applicable.

         (c)      Not applicable.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clover, State of South Carolina, on March 9, 1998.

                                         CLOVER COMMUNITY BANKSHARES, INC.

                                            By: /s/ James C. Harris, Jr.
                                                ------------------------
                                                     James C. Harris, Jr.
                                                     President

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James C. Harris and Gwen M. Thompson and each of them his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

/s/ James C. Harris, Jr.         President, Principal
-------------------------        Executive Officer,
James C. Harris, Jr.             Principal Financial
                                 Officer and Director

/s/ Ruby M. Bennett                       Director             March 9, 1998.
-------------------------
Ruby M. Bennett

/s/ Charles R. Burrell                    Director             March 9, 1998.
-------------------------
Charles R. Burrell

/s/ James C. Harris, Jr.                  Director             March 9, 1998.
-------------------------
James C. Harris, Jr.

/s/ Herbert Kirsh.                        Director             March 9, 1998.
-------------------------
Herbert Kirsh

/s/ H. Marvin McCarter                    Director             March 9, 1998.
-------------------------
H. Marvin McCarter

/s/ James H. Owen, Jr.                    Director             March 9, 1998.
-------------------------
James H. Owen, Jr.

/s/ Gwen M. Thompson                      Director             March 9, 1998.
-------------------------
Gwen M. Thompson

/s/ William C. Turner                     Director             March 9, 1998.
-------------------------
William C. Turner

                                  EXHIBIT INDEX


EXHIBIT
NUMBER                     DESCRIPTION
--------         --------------------------------------------------------------

2.1 Reorganization Agreement and Plan of Exchange between Clover Community Bankshares, Inc. and Clover
                           Community (filed as Appendix A to the Proxy
                           Statement/Prospectus)

3(i)                       Articles of Incorporation of Clover Community
                           Bankshares, Inc.

3(ii)                      Bylaws of Clover Community Bankshares, Inc.

5.1                        Opinion of Nelson Mullins Riley & Scarborough,
                           L.L.P. as to the legality of the securities being registered

21.1                       Subsidiaries of the registrant

23.1                       The consent of Nelson Mullins Riley & Scarborough,
                           L.L.P. appears in its opinion filed as Exhibit 5.1

24.1 Power of Attorney of certain officers and directors of Clover Community Bankshares, Inc. with respect to the execution of amendments to this Registration
                           Statement (filed as part of Registration Statement signature page.)

99.1                       Form of Proxy

99.2                       Form of letter to Bank shareholders regarding Annual
                           Meeting

99.3                       Form of notice to Bank shareholders

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